SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2005

MONUMENT RESOURCES, INC.
 (Exact name of registrant as specified in its charter)

Colorado	0-3315528	84-1028449
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

2050 South Oneida Street, Suite 106 Denver, Colorado 80224
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (303) 692-9468

Not Applicable
(Former name of former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On May 10, 2005, the small business issuer, Monument Resources, Inc. (“Monument”), entered into a Purchase and Sale Agreement (“Agreement”) with TEG-Mid Continent, Inc. (“TEG”) an unaffiliated party. See Monument’s Form 8-K filed on May 13, 2005.

     Under the Agreement, Monument agreed to sell and TEG agreed to purchase all of Monument’s right, title and interests to its producing gas properties located in the state of Kansas along with its related gas, pipeline and other operating equipment. The purchase price for the assets was $1,775,000 plus reimbursements for certain capital expenditures and closing adjustments, payable in cash at closing, which was anticipated to be within 60 days from the date of the Agreement.

     On August 2, 2005, Monument agreed to extend the closing to not later than September 21, 2005 and an Amended Purchase and Sale Agreement was executed by the parties. Under the Agreement, TEG paid Monument $300,000 on August 3, 2005. This amount is applicable against the revised purchase price of $1,800,000. The balance of the purchase price is payable by TEG on or before September 21, 2005. If TEG fails to close on or before that date, the $300,000 heretofore received by Monument will be retained as liquidated damages and the Agreement will be terminated with no further rights or duties of the parties.

     If the transaction closes, Monument plans to declare a liquidating dividend of approximately $0.44 to $0.49 per Monument share. This includes Monument’s existing cash, less transaction costs, plus proceeds from the sale of its other oil and gas mining interests. The plan and the reasons therefore were explained in Monument’s proxy statement dated June 1, 2005 relating to a meeting of shareholders on June 30, 2005 at which the sale of Monument’s Kansas properties was approved.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial statements--not applicable.

(b) Pro forma financial statement--not applicable.

(c) Exhibits.

No.

10.01 Amended Purchase and Sale Agreement dated August 2, 2005

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     August 4, 2005

MONUMENT RESOURCES, INC.

By: /s/ A. G. Foust A. G. Foust President

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